UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported):

December 9, 2003

ASCENDANT SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-27945	75-2900905
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16250 Dallas Parkway, Suite 102, Dallas, Texas	75248
(Address of principal executive offices)	(Zip Code)

(972) 250-0945

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Required FD Disclosure.

Pursuant to a letter of intent previously executed and reported in a Form 8-K filed on November 13, 2003, Ascendant Solutions, Inc. (the “Company”), through its wholly-owned subsidiary Dougherty’s Holdings, Inc. (“DHI”), on December 9, 2003, entered into an Asset Purchase Agreement (the “Agreement”) with Park Pharmacy Corporation Inc., a Colorado corporation (“Seller”). According to the Agreement, DHI proposes to acquire substantially all of the assets (“Assets”) of Seller pursuant to a Plan of Reorganization of the Seller under Chapter 11 of the U.S. Bankruptcy Code (the “Plan”). The Seller has been operating as a debtor in possession since December 2, 2002. The Assets being purchased include all of the cash and other assets of the Seller and all equity interests of the following entities (each wholly-owned by Seller): (i) Dougherty’s Pharmacy, Inc., (ii) Park Operating GP, LLC, (iii) Park LP Holdings, Inc., (iv) Park-Medicine Man GP LLC (v) Park Infusion Services, L.P., and (vi) Park-Medicine Man, L.P.

Seller is engaged as a provider of healthcare services through its retail pharmacies and infusion therapy/specialty pharmacy services units. Based in Dallas, Texas, the Seller operates one retail drug store, Dougherty’s Pharmacy, Inc., in Dallas and three pharmacies in the area between Houston and the Gulf of Mexico coast under the name Medicine Man. Infusion therapy/specialty pharmacy services are located in Dallas, San Antonio and Houston and are operated under the name Park Infusion Services.

Pursuant to the Plan and the Agreement, the Company has deposited $100,000 in a separate bank account (such deposit to be utilized under the Agreement as part of the purchase price if the acquisition closes) and would invest up to $1.5 million into DHI. DHI would then assume long-term debt of the Seller of approximately $6.25 million. In conjunction with the acquisition of the Assets, including accounts receivable, inventory, and cash, DHI will be assuming certain trade payables. For the twelve months ended June 30, 2003, the Seller had (unaudited) revenues of approximately $43.8 million.

The proposed acquisition is subject to various conditions, including bankruptcy court approval, and there can be no assurances that the acquisition will close nor that the Company will be able to integrate and execute the Seller’s business successfully.

Item 7. Financial Statements and Exhibits

(a)	Financial statements of business acquired

Not applicable

(b)	Pro forma financial information

Not applicable

(c)	Exhibits

2.1 Asset Purchase Agreement between Dougherty’s and Seller dated December 9, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENDANT SOLUTIONS, INC.

Dated: December 10, 2003	By: /s/	DAVID E. BOWE

David E. Bowe Chief Executive Officer, President and Chief Financial Officer

3